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                                                                    EXHIBIT 99.2

ROCKY SHOES & BOOTS, INC. AND SUBSIDIARIES

                                   SCHEDULE II

CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS FOR THE YEARS DECEMBER 31, 2003, 2002 AND 2001

                                                     Additions
                                       Balance at    Charged To
                                      Beginning of   Costs and                          Balance at
         DESCRIPTION                    Period        Expenses     Deductions         End of Period
ALLOWANCE FOR DOUBTFUL ACCOUNTS

Year ended December 31, 2003           $ 365,000     $ 456,140     $(201,140)  (1)     $   620,000

Year ended December 31, 2002           $ 345,000     $ 243,680     $(223,680)  (1)     $   365,000

Year ended December 31, 2001           $ 503,429     $ 224,253     $(382,682)  (1)     $   345,000

(1) Amount charged off, net of recoveries